Exhibit 99.1

For Immediate Release

AMEX: CAQ

75 Fifth Street, N.W.

Suite 313

Atlanta, GA 30308

T: 404.526.6200 F: 404.526.6218

Investor Relations Contact: Jack W. Callicutt

Corautus Genetics Announces Second Quarter 2004 Financial Results

ATLANTA, GA, August 16, 2004…Corautus Genetics Inc. (AMEX: CAQ) reported a net loss of $2.3 million, or $0.18 per share, for the quarter ended June 30, 2004 compared to a net loss of $2.9 million, or $0.30 per share, in the comparable quarter of 2003, and a net loss of $4.8 million, or $0.40 per share, for the six months ended June 30, 2004 compared to a net loss of $24.3 million, or $2.89 per share, for the six months ended June 30, 2003. The decrease in per share net loss was primarily due to the issuance of new shares through previously announced private placements in December 2003, January 2004 and March 2004 as well as the write-off of acquired in-process technology in the first quarter of 2003 and the write-off of property and equipment in the first and second quarters of 2003.

Revenues for the three months and six months ended June 30, 2004 were $20,833 and $41,667, respectively, as a result of the amortization of a payment made for the sublicense of certain patents to Boston Scientific Corporation (NYSE: BSX) concurrent with their investment in July 2003.

Richard E. Otto, President and CEO, of Corautus Genetics, stated, “We are very excited about obtaining FDA approval to begin our Phase IIb clinical trial for cardiovascular disease and look forward to commencing treatment of patients during this quarter.”

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a series of agreements with Boston Scientific Corporation to fund, develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.

Corautus Genetics Inc.

Condensed Balance Sheets

	March 31, 2004	December 31, 2003
	(Unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$12,421,415	$8,911,994
Accounts receivable and other current assets	473,943	684,150

Total current assets	12,895,358	9,596,144
Property and equipment, net	113,047	184,338
Other assets	728,399	753,553

Total Assets	$13,736,804	$10,534,035

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$881,675	$1,257,815
Capital lease obligation, current portion	187,019	376,265
Deferred revenue, current portion	83,333	83,333
Lease settlement obligation, current portion	738,930	1,128,189

Total current liabilities	1,890,957	2,845,602
Notes and interest payable	2,574,794	2,500,000
Lease settlement obligation, net of current portion	1,190,324	1,815,289
Deferred revenue, net of current portion	840,278	881,944

Total liabilities	6,496,353	8,042,835
Total stockholders’ equity	7,240,451	2,491,200

Total Liabilities and Stockholders’ Equity	$13,736,804	$10,534,035

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003

Corautus Genetics Inc.

Condensed Statements of Operations

	For the Six Months Ended
	June 30, 2004	June 30, 2003
	(Unaudited)	(Unaudited)
Revenues	$20,833	$—
Costs and expenses:
Research and development	2,792,661	2,298,371
General and administrative	2,013,727	2,365,801
Write-off of acquired in-process technology	—	17,699,863
Write-off of property and equipment	—	1,932,414

Total costs and expenses	4,806,388	24,294,449

Loss from operations	(4,764,721)	(24,296,449)
Other income, net	4,254	—
Interest expense	(154,365)	(117,640)
Interest income	65,447	33,002

Net Loss	$(4,849,385)	$(24,381,087)

Basic and diluted loss per share	$(0.40)	$(2.89)

Number of weighted-average shares used in the computation of basic and diluted loss per share	12,166,232	8,430,975